A special meeting of shareholders was held on February 12, 2016. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	2,653,226,228.67	95.742
Withheld	118,011,689.25	4.258
TOTAL	2,771,237,917.92	100.000
John Engler
Affirmative	2,648,777,187.53	95.582
Withheld	122,460,730.39	4.418
TOTAL	2,771,237,917.92	100.000
Albert R. Gamper, Jr.
Affirmative	2,648,133,798.24	95.558
Withheld	123,104,119.68	4.442
TOTAL	2,771,237,917.92	100.000
Robert F. Gartland
Affirmative	2,649,682,939.63	95.614
Withheld	121,554,978.29	4.386
TOTAL	2,771,237,917.92	100.000
Abigail P. Johnson
Affirmative	2,644,982,928.88	95.445
Withheld	126,254,989.04	4.555
TOTAL	2,771,237,917.92	100.000
Arthur E. Johnson
Affirmative	2,645,275,541.14	95.455
Withheld	125,962,376.78	4.545
TOTAL	2,771,237,917.92	100.000
Michael E. Kenneally
Affirmative	2,650,399,707.60	95.640
Withheld	120,838,210.32	4.360
TOTAL	2,771,237,917.92	100.000
James H. Keyes
Affirmative	2,649,177,386.43	95.596
Withheld	122,060,531.49	4.404
TOTAL	2,771,237,917.92	100.000
Marie L. Knowles
Affirmative	2,649,308,868.28	95.601
Withheld	121,929,049.64	4.399
TOTAL	2,771,237,917.92	100.000
Geoffrey A. von Kuhn
Affirmative	2,648,365,603.75	95.567
Withheld	122,872,314.17	4.433
TOTAL	2,771,237,917.92	100.000
Proposal 1 reflects trust wide proposal and voting results.